Exhibit 10.8

PROMISSORY NOTE

$5,000,000.00	April 1, 2012

FOR VALUE RECEIVED, ADCARE HEALTH SYSTEMS, INC., an Ohio corporation (the “Maker”), hereby promises to pay to the order of STROME ALPHA OFFSHORE LTD. (the “Payee”) the principal amount of Five Million Dollars ($5,000,000.00).

The entire principal amount of this Note shall mature on November 1, 2012 (the “Maturity Date”), at which time the principal and all interest due shall be paid in full. The interest rate on the unpaid principal amount of this Note is ten percent (10%) per annum. Interest on the principal amount of this Note outstanding from time to time, from the date hereof, to the day on which all such principal shall be repaid (whether on the Maturity Date, or otherwise), shall be paid in arrears quarterly, on the first day of each July and October 2012.

Maker may prepay this Note in whole or in part, at any time, without notice, penalty, or premium.

Each of the following events is hereby defined as, and is declared to be and to constitute, an “Event of Default”:

(a)           Failure of Maker to make a payment of interest or principal as required herein for a period of thirty (30) days after receipt of notice from Payee that the same was not paid when due.

(b)           Any proceeding under the Bankruptcy Code or any law of the United States or of any state relating to insolvency, receivership, or debt adjustment being instituted by Maker, or any such proceeding being instituted against the Maker and being consented to by Maker, or remaining undismissed for sixty (60) days, or Maker’s making an assignment for the benefit of creditors, admitting in writing an inability to pay debts generally as they become due, or becoming insolvent.

Whenever any Event of Default shall have happened, any of the following remedial steps may be taken:

(a)           Payee may declare immediately due and payable all sums which Maker is obligated to pay to Payee pursuant to this Note or otherwise, together with any interest accrued thereon, late charges, as provided for herein, and reasonable counsel fees and costs of suit incurred for the collection of the same.

(b)           Upon the occurrence of any Event of Default and upon acceleration of the entire unpaid principal balance of the amount owned by Maker to Payee hereunder, interest shall continue to accrue thereafter, to the extent legally permissible, at a rate equal to eighteen percent (18%) per annum, until the principal amount hereof, together will all interest accrued thereon, shall be paid in full. Both before and after any Event of Default, interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

(c)           If Payee shall retain the services of counsel in order to cure any Event of Default under this Note, Maker shall pay the reasonable costs incurred by Payee in connection with proceedings to recover any sums due hereunder.

In the event that Maker does not pay the principal and interest due under this Note by the Maturity Date to Payee or within thirty (30) days after receipt of notice from Payee that the same was not paid when due, then Maker shall also do the following:

(a)           Maker shall execute and deliver to Lender warrants to purchase up to an additional 50,000 shares of Maker’s common stock at $4.00 per share, exercisable at any time through and including November 1, 2022, which warrants shall be in substantially the same form as those previously issued;

(b)           Maker shall sign and deliver to Lender a Stipulation of Judgment for Judgment to be entered against Maker and in favor of Payee in accordance with the terms of this Note, in the form attached hereto as Exhibit A.

No right or remedy herein conferred upon or reserved to Payee is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy herein given or now or hereafter existing at law or in equity or by statute, and may be pursued singly, successively or together at the sole discretion of Payee and may be exercised as often as the occasion shall occur.

Concurrently with the execution and delivery of this Note, Maker shall execute and deliver to Lender warrants to purchase up to 312,500 shares of Maker’s common stock at $4.00 per share, exercisable at any time through and including April 1, 2022.

Maker waives presentment, demand and protest, and consents to any number of renewals or extensions of the time of payment hereof without notice.

The granting, without notice, of any extension of time for the payment of any sum due under this Note or for the performance of any covenant, condition or agreement thereof, or the taking or release of any other security shall in no way release or discharge the liability of Maker.

No waiver by Payee of any breach by Maker of any of its obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by Payee of its rights or remedies be a waiver with respect to that or any other breach.

Any notices or other communication to be given under this Note may be given by delivering the same in writing as follows:

If to Maker:	AdCare Health Systems, Inc.
Two Buckhead Plaza
3050 Peachtree Road NW, Suite 355
Atlanta, Georgia 30305
Attn: Chief Financial Officer

With a copy to:	Gregory P. Youra, Esq.
Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway, Suite 1800
Atlanta, Georgia 30339

If to Payee:	Dania M. Alvarenga, Esq.
Alvarenga Law
1671 The Alameda Ste 307
San Jose Ca 95126

Whenever used in this Note, unless the context clearly indicates a contrary intent:

(a)           The use of the masculine gender shall include the feminine or neuter genders, and vice versa, as the context may require; and

(b)           The singular number shall include the plural and the plural the singular as the context may require.

All payments due under this Note shall be paid to Payee at 100 Wilshire Blvd. Ste 1750 Santa Monica Ca 90401 or at such other place as Payee may direct.  Whenever a payment is due on a day other than a business day (all days except Saturday, Sunday and legal holidays under federal or Georgia law), the maturity thereof shall be extended to the next succeeding business day and interest shall accrue thereon at the rate described herein.

This Note shall be governed and construed in accordance with the substantive laws of the State of California. Any disputes arising out of this Note shall be resolved by a Court of Competent Jurisdiction in State of California, city of Los Angeles.  Time is of the essence with respect to each and every covenant and obligation of Maker under this Note.

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PROMISSORY NOTE TO STROME ALPHA OFFSHORE LTD.

SIGNATURE PAGE

IN WITNESS WHEREOF, Maker has duly executed and delivered this Note under seal on the day and year first above written.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Boyd P. Gentry
Boyd P. Gentry, Chief Executive Officer